Change in Auditors

Other Information (Unaudited)

On June 5, 2007, the Board, upon the recommendation of the Audit Committee of the Board, determined not to retain
Ernst & Young LLP (“E&Y”) and approved a change of the Trust’s independent auditors to PricewaterhouseCoopers
LLP (“PwC”). For the period ended May 31, 2007, E&Y served as the Trust’s independent auditor.During the period ended May 31, 2007, E&Y’s audit report, concerning the Trust, contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audit for the period ended May 31, 2007 and through June 5, 2007, there were no disagreements between the Trust and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreements in its report on the financial statements for such periods.